	2600 Citadel Plaza Drive P. O. Box 924133 Houston, Texas 77292-4133	Exhibit 99.1

News Release	Information: Stephen C. Richter
(713) 866-6054

Weingarten Realty Investors Announces Solid Second Quarter 2006 Results Including Strong Gains from Property Sales

Houston, (July 26, 2006) - Weingarten Realty Investors (NYSE: WRI) announced today the results of its second quarter ended June 30, 2006.

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Net income available to common shareholders, on a diluted basis, increased to a record $89.1 million, compared to $69.0 million in the second quarter of 2005, an increase of 29%. Dispositions of non-core properties for the quarter totaled 1.2 million square feet, provided proceeds of $136.9 million, and generated strong gains of $58.7 million;

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Funds from operations (FFO), a non-GAAP financial indicator and considered one of the most meaningful performance measurements within the REIT industry, on a diluted per share basis, was $.68 per share compared to $.69 per share for the same quarter of the previous year. FFO for 2005 benefited from unusual lease cancellation payments of $1.8 million or $.02 per share. Additionally, FFO for the current quarter was reduced approximately $.015 per share when compared to the prior year from the successful disposition of non-core properties over the past year;

•	Rental revenues for the second quarter of 2006 were $138.3 million, up from $127.9 million for the second quarter of 2005, an 8% increase;

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Occupancy for the retail properties at the end of the second quarter of 2006 was 95.2%, up from 94.8% a year ago, and representing the highest occupancy level in the past twenty years. The industrial portfolio closed the quarter at 89.5%. In the second quarter, the industrial division acquired, at below replacement cost, two vacant buildings aggregating 317,000 square feet in San Diego, California, which reduced industrial reported occupancy from 92.1% to a reported 89.5%. Occupancy of the overall portfolio was 93.7% at the end of the quarter. Adjusting for the vacant industrial buildings acquired in San Diego, overall occupancy was 94.4%, up from the prior year level.

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During the second quarter of 2006, the Company completed 333 new leases or renewals, totaling 1.4 million square feet with an average rental rate increase of 10.2% on a same-space GAAP basis or 5.1% on a cash basis.

•	Acquisitions in the second quarter added 781,000 square feet to Weingarten’s current portfolio, representing a total investment of $97 million;

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The Board of Trust Managers declared a dividend of $0.465 per common share for the second quarter of 2006, up from $0.44 per common share in 2005. On an annualized basis, this represents a dividend of $1.86 per common share as compared to $1.76 per common share for the prior year, a 5.7% increase. The dividend is payable on September 15, 2006 to shareholders of record on September 8, 2006;

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The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE: WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Both preferred share dividends are payable on September 15, 2006 to shareholders of record on September 8, 2006.

Portfolio Enhancements
During the second quarter, in addition to the two industrial properties, we acquired five shopping centers. “We are very pleased to have acquired the following outstanding properties in high growth and high barrier to entry markets. Additionally, we have over $700 million of potential acquisitions in various stages of due diligence. We expect a large portion of this acquisition pipeline will be acquired through joint ventures, which provide the opportunity to further increase our return on investment,” stated Drew Alexander, President and Chief Executive Officer. Acquisitions in the second quarter included:

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Valley Shopping Center, a 98,000 square foot shopping center anchored by Raley’s Supermarket. Raley’s is the top ranked supermarket chain in Sacramento, California. The center has below market rents providing strong growth opportunities and is in close proximity to the Company’s regional office in Sacramento.

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Freedom Centre is a 151,000 square foot shopping center located in Freedom, California. It is anchored by Ralph’s and Rite Aid and together with Valley Shopping Center increases our total net operating income in California to over 14% of the Company’s total net operating income at the close of the second quarter.

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Brownsville Commons, an 82,000 square foot shopping center including a 54,000 square foot (corporately owned) Kroger supermarket, is located in Powder Springs, Georgia, a suburb of Atlanta. This is part of a three center portfolio, all Kroger anchored, the Company is acquiring over the next six months.

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Indian Harbour Place is a 164,000 square foot shopping center located in Melbourne, Florida and was purchased through a joint venture with AEW where Weingarten owns 25%. This center is anchored by Publix and represents our third acquisition in Melbourne.

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The Shoppes of Parkland is a 146,000 square foot shopping center located in Parkland, Florida and is anchored by BJ’s Wholesale. This center services two upper income neighborhoods, Parkland and Boca Raton and together with Indian Harbour Place brings our portfolio in Florida to a total of 30 properties. At the end of the second quarter 2006, net operating income from properties in Florida also represented over 14% of the total net operating income for the Company.

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1725 & 1855 Dornoch Court are two vacant industrial warehouse buildings aggregating 317,000 square feet in San Diego, California. These are state-of-the-art buildings located within one and a half miles of our Siempre Viva Business Park. The Company’s Siempre Viva Business Park contains 727,000 square feet and is 99% occupied by grade A tenants.

“Based on the high demand for quality space in San Diego, we expect to lease these industrial buildings soon and we are excited about this entrepreneurial opportunity and our ability to create shareholder value,” stated Alexander.

New Development
The Company currently has sixteen properties in various stages of development. We have invested $103 million to-date on these projects and, at completion, we estimate our total investment to be $279 million. These properties are slated to open during the remainder of 2006 and 2007 and will add 2.0 million square feet to the portfolio with a projected return on investment of 9%.

In addition to these projects, the Company has significantly increased the development pipeline. The Company currently has 21 development sites under contract, which will add 1.8 million square feet with an investment value of approximately $308 million. In addition to the 21 development sites under contract, we have another 35 development sites under preliminary pursuit.

“Our development pipeline includes properties that are in the early stages and, for a variety of reasons, we will not proceed with the purchase of all of these land sites. However, we are very pleased with our progress in significantly increasing our pipeline. Our current pursuit level is representative of the level required to produce completed developments in the range of $250 - $300 million annually,” stated Alexander.

Disposition of Non-Core Properties
The Company sold seven shopping centers and two industrial properties at an average cap rate of around 7.5% during the second quarter, representing 1.2 million square feet. These properties were located in Arkansas, Kansas, Missouri, and Texas. Sale proceeds from these dispositions totaled $136.9 million and generated record gains of $58.7 million. Year-to-date property sales, including two additional sales in July, totaled $188 million.

“We sold a record volume of non-core properties in the second quarter at very attractive prices. The proceeds from these sales provide us the opportunity to recycle capital into high growth and high barrier to entry markets,” stated Alexander.

Outlook
“In February 2006, we announced our new strategy which includes increased dispositions, especially of non-core properties, increased new developments, including merchant development, and the increased use of joint ventures for acquiring existing assets. Given that was less than six months ago, these results show great progress. We are pleased with these efforts and very optimistic about the future, given our pipelines in development, acquisitions, and dispositions, combined with the number of joint ventures that we have working. Our existing operations remain quite strong with good occupancy, rent growth, and demand from new tenants. As we migrate the portfolio to markets with greater barriers to entry and retain those irreplaceable properties in our legacy markets with good growth potential, we are very encouraged about the future, near term, and especially long-term.

Based on the results achieved for the first half of the year, the Company is narrowing previous FFO per share guidance to $2.81 to $2.87. The Weingarten team is fully focused on executing our new development, acquisition, joint venture and disposition programs, all of which are designed to contribute substantially to the Company’s future growth,” stated Alexander.

Conference Call Information
The Company also announced that it will host a live webcast of its quarterly conference call on Thursday, July 27, 2006 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s Web site at www.weingarten.com. A replay is also available through the Company’s Web site starting approximately two hours following the live call or can be heard by calling 877-519-4471, identification number 7667282 for the following 24 hours.

About Weingarten Realty Investors
As one of the largest real estate investment trusts listed on the New York Stock Exchange, Weingarten Realty Investors (NYSE: WRI) is focused on delivering solid returns to shareholders by actively developing, acquiring, and intensively managing properties in 21 states that span the southern portion of the United States from coast to coast. The Company’s portfolio of 360 properties includes 295 neighborhood and community shopping centers and 65 industrial properties, aggregating over 48.3 million square feet. Weingarten has one of the most diversified tenant bases of any major REIT in its sector, with the largest of its 5,200 tenants comprising approximately 3% of its rental revenues. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements
Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
STATEMENTS OF CONSOLIDATED INCOME AND	2006	2005	2006	2005
FUNDS FROM OPERATIONS	(Unaudited)		(Unaudited)
Rental Income	$138,265	$127,855	$273,204	$252,945
Other Income	1,336	2,933	3,545	3,708
Total Revenues	139,601	130,788	276,749	256,653
Depreciation and Amortization	32,045	29,714	63,677	58,382
Operating Expense	21,919	18,474	41,201	36,829
Ad Valorem Taxes	16,331	15,056	32,363	30,016
General and Administrative Expense	5,648	4,522	11,003	8,769
Total Expenses	75,943	67,766	148,244	133,996
Operating Income	63,658	63,022	128,505	122,657
Interest Expense	(34,741)	(32,287)	(69,178)	(63,323)
Interest Income	579	109	2,046	428
Equity in Earnings of Joint Ventures, net	4,547	1,619	8,613	2,893
Income Allocated to Minority Interests	(1,644)	(1,745)	(3,301)	(3,145)
Gain on Sale of Properties	47	22,006	137	21,979
Gain on Land and Merchant Development Sales			1,676
Provision for Income Taxes	371		(148)
Income From Continuing Operations	32,817	52,724	68,350	81,489
Operating Income From Discontinued Operations	1,339	3,654	3,367	7,336
Gain on Sale of Properties From Discontinued Operations	56,110	13,827	73,158	17,942
Income from Discontinued Operations	57,449	17,481	76,525	25,278
Net Income	90,266	70,205	144,875	106,767
Less: Preferred Share Dividends	2,525	2,526	5,050	5,051
Net Income Available to Common Shareholders--Basic	$87,741	$67,679	$139,825	$101,716
Net Income Per Common Share--Basic	$0.98	$0.76	$1.56	$1.14
Net Income Available to Common Shareholders--Diluted	$89,109	$69,018	$142,593	$104,289
Net Income Per Common Share--Diluted	$0.95	$0.74	$1.53	$1.12

Funds from Operations:
Net Income Available to Common Shareholders	$87,741	$67,679	$139,825	$101,716
Depreciation and Amortization	30,617	29,447	61,075	57,759
Depreciation and Amortization of Unconsolidated Joint Ventures	1,106	939	2,124	1,843
Gain on Sale of Properties	(56,157)	(35,622)	(73,299)	(39,713)
(Gain) Loss on Sale of Properties of Unconsolidated Joint Ventures	(2,497)	2	(4,054)	3
Funds from Operations--Basic	$60,810	$62,445	$125,671	$121,608
Funds from Operations Per Common Share--Basic	$0.68	$0.70	$1.40	$1.36
Funds from Operations--Diluted	$63,165	$64,606	$130,398	$125,842
Funds from Operations Per Common Share--Diluted	$0.68	$0.69	$1.39	$1.35
Weighted Average Shares Outstanding--Basic	89,519	89,178	89,446	89,150
Weighted Average Shares Outstanding--Diluted	93,533	93,170	93,502	93,118

	June 30,	December 31,
	2006	2005
CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
Property	$4,114,530	$4,033,579
Accumulated Depreciation	(695,979)	(679,642)
Investment in Real Estate Joint Ventures	94,900	84,348
Notes Receivable from Real Estate Joint Ventures and Partnerships	20,467	42,195
Unamortized Debt and Lease Costs	96,791	95,616
Accrued Rent and Accounts Receivable, net	50,273	60,905
Cash and Cash Equivalents	132,858	42,690
Restricted Deposits and Mortgage Escrows	13,550	11,747
Other	70,598	46,303
Total Assets	$3,897,988	$3,737,741

Debt	$2,373,399	$2,299,855
Accounts Payable and Accrued Expenses	100,059	102,143
Other	120,815	102,099
Total Liabilities	2,594,273	2,504,097

Minority Interest	84,913	83,358

Preferred Shares of Beneficial Interest	4	4
Common Shares of Beneficial Interest	2,700	2,686
Additional Paid in Capital	1,293,826	1,288,432
Accumulated Dividends in Excess of Net Income	(76,321)	(132,786)
Accumulated Other Comprehensive Loss	(1,407)	(8,050)
Total Shareholders' Equity	1,218,802	1,150,286
Total Liabilities and Shareholders' Equity	$3,897,988	$3,737,741